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                                                             Exhibit 99.16

FOR IMMEDIATE RELEASE

LJL BIOSYSTEMS AWARDED SBIR GRANT TO FURTHER RESEARCH GPCR SIGNALING USING LJL'S HEFP TECHNOLOGY

SUNNYVALE, Calif.--(BW HealthWire)--April 20, 2000--LJL BioSystems, Inc. (Nasdaq:LJLB) today announced that it has been awarded a Phase 1 Small Business Innovation Research (SBIR) grant from the National Institutes of Health. The grant is for research into the application of LJL's High Efficiency Fluorescence Polarization (HEFP(TM)) technology for measuring G-protein coupled receptor
(GPCR) signaling. GPCRs are critical to many physiological processes and many of the drugs today interact with GPCR targets. Due to the human genome sequencing efforts, significantly more new GPCRs are being discovered.

"We are excited about our first SBIR grant because it serves to supplement our ongoing development of a portfolio of HEFP assays directed at the analysis of GPCRs. We believe the National Institutes of Health's awarding of this competitive SBIR grant is further evidence of the growing recognition of LJL's scientific leadership," commented Lev J. Leytes, Chairman and CEO of LJL.

   About LJL BioSystems, Inc.

LJL BioSystems designs, produces and sells infrastructure tools that accelerate and enhance the process of discovering new drugs in the genomics and post-genomics era. Our products, including instruments and consumables, are designed to provide flexible, cost-efficient, high throughput solutions that can be used across all stages of the drug discovery process, including screening and genotyping. Our worldwide customers include pharmaceutical, biotechnology and genomics companies as well as research institutions. LJL's customers include, among others, AstraZeneca, Aventis, Bristol Myers Squibb, SmithKline Beecham, Eli Lilly, Pfizer, Merck, Johnson and Johnson, Tularik, Millennium Pharmaceuticals, Amgen, and Incyte. LJL is headquartered in Sunnyvale, California and has a subsidiary in the United Kingdom. Additional information can be found at www.ljlbio.com.

   Forward-Looking Statements

Statements made in this news release, other than statements of historical fact, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, including statements regarding LJL's "expectations," "goals," "beliefs," "hopes," "designs," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as the impact of competitive products and pricing, the timely development and market acceptance of new products, the ability to raise capital, concentration of HTS and Ultra-HTS markets, market conditions, the mix between domestic and international sales, manufacturing and cost of LJL's products, dependence on collaborative partners, the enforcement of intellectual property rights,


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and uncertainties relating to sole source suppliers, technological approaches,
FDA and other regulatory approvals. These and other risk factors are discussed in LJL's Annual Report on Form 10-K, filed February 16, 2000, and its Registration Statement on Form S-3 filed on March 14, 2000 (see, in particular, Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operations). LJL disclaims any intent or obligation to update these forward-looking statements. As a result of these and other factors, LJL expects to experience significant fluctuations in operating results, and there can be no assurance that LJL will become or remain consistently profitable in the future. For information on LJL BioSystems, Inc., contact Larry Tannenbaum, Chief Financial Officer, at 408-548-0542 or ltannenbaum@ljlbio.com.

CONTACT: LJL BioSystems, Inc.
Larry Tannenbaum, 408/548-0542
Ltannenbaum@ljlbio.com
or
Friestedt International
Susanne Friestedt, 619/223-8844 (Media)
friestintl@aol.com


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